UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 9, 2005

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)
Delaware	001-31898	03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
     Pinnacle Airlines Corp.’s (the “Company”) wholly-owned operating subsidiary, Pinnacle Airlines, Inc. (the “Airline”) leases all of its aircraft from Northwest Airlines, Inc. (“Northwest”) pursuant to aircraft subleases, the form of which is attached as an exhibit to the Airlines Services Agreement between the parties (Securities and Exchange Commission filing no. 333-53354, Exhibit 10.2). Pursuant to Section 3(c) of those subleases, Northwest has an option to require the Airline to pay an additional security deposit equal to one month’s Basic Rent once the promissory note issued by the Airline to Northwest, dated January 14, 2003 and with a stated maturity of December 2009 (the “NWA Note”), has been paid in full. Pursuant to the terms of the subleases, any such additional security deposits must be paid to Northwest within six months of receipt of a valid request from Northwest.
     By letter dated September 1, 2005, Northwest has demanded that the Airline pay it additional security deposits under the aircraft subleases in the amount of $24,325,000 by March 1, 2006.
     The Company purchased the NWA Note at a discounted price of $101,600,000 from Northwest on February 8, 2005 after issuing its $121 million 3.25% Senior Convertible Notes due 2025 to finance the purchase. The effect of this transaction was to refinance the NWA Note for the primary benefit of Northwest.
     The Company has advised Northwest that the Company believes the original intention of the parties was that Northwest would not have the right to demand additional aircraft deposits before the earlier of December 2009 or the date that the Airline was able to pay the NWA Note in full out of its operating cash flow (originally expected to occur during the fourth quarter of 2007). Although the refinanced debt obligations of the Company will likely still be outstanding subsequent to November 2007, the Company offered to agree in advance that Northwest may request additional security deposits from the Airline on or after November 1, 2007. Northwest declined this settlement proposal.
     The form of the aircraft subleases between the Airline and Northwest was determined prior to the Company’s initial public offering, at a time when the Company and the Airline were subsidiaries of Northwest. This latest request, coupled with the $24.3 million of security deposits already held by Northwest, would result in Northwest retaining two full months of basic rent as security for the Airline’s obligations under the aircraft subleases. The Company and the Airline believe that such an amount would not be required by most other third party lessors in an arm’s length lease transaction. Further, the Airline’s ability to perform its obligations under the aircraft subleases is primarily dependent upon Northwest’s ability to fulfill its obligations to the Airline under the Airline Services Agreement between the two parties. Thus, the Company believes there is no reasonable economic basis for Northwest to require additional security deposits from the Airline at this time.
     The Company would like to resolve this dispute with Northwest amicably, and anticipates further discussions with Northwest prior to the March 1, 2006 deadline indicated in Northwest’s demand letter.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

September 9, 2005